Exhibit 99.1

Innotrac Corporation Announces 2008 First Quarter Results

ATLANTA, GA (May 13, 2008) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the first quarter ended March 31, 2008.  The Company reported revenues of $32.5 million for the quarter versus $27.8 million reported in the comparable period in 2007, an increase of 17.2%.  The increase in revenue for the three months ended March 31, 2008 was primarily due to the addition of several new direct marketing clients and increased revenue from existing clients in our retail/catalog, DSL and direct marketing verticals.  These increases were offset by a decrease in revenues from our B2B vertical.

The Company reported net income of $691,000, or $0.05 per share, fully diluted, for the three months ended March 31, 2008, versus a net loss of ($793,000), or ($0.06) per share, fully diluted, in the comparable period of 2007.

Conference Call

Innotrac Corporation will hold a conference call to discuss this release this afternoon, May 13, 2008 at 5:00 PM Eastern Daylight Time.  Investors can listen to the conference call live by dialing 1-877-569-0972 (Conference ID: 46913305) or by logging on to www.innotrac.com and clicking on “Webcasts and Presentations” in the “Investor Relations” section.  The Webcast will be archived and available at the same Web address.  Additionally, an audio playback will be available for 48-hours at 1-800-642-1687 (Conference ID: 46913305).

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures and numerous other factors discussed in Innotrac's 2007 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
Service revenue	$25,300	$22,115
Freight revenue	7,242	5,660
Total revenue	32,542	27,775

Cost of service revenues	12,099	10,390
Freight expense	7,249	5,562
Selling, general and
administrative expenses	11,079	11,164
Depreciation and amortization	1,155	1,285
Total operating expenses	31,582	28,401
Operating income (loss)	960	(626)
Interest expense	269	167
Total other expense	269	167
Income (loss) before income taxes	691	(793)
Income tax	-	-
Net income (loss)	$691	$(793)

Earnings per share:
Basic	$0.06	$(0.06)
Diluted	$0.05	$(0.06)

Weighted average shares
outstanding:
Basic	12,320	12,281
Diluted	12,605	12,281

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$51	$1,079
Accounts receivable (net of allowance for doubtful accounts of $303 at March 31, 2008 and $288 at December 31, 2007)	24,640	28,090
Inventory	1,073	599
Prepaid expenses and other	1,592	1,100
Total current assets	27,356	30,868

Property and equipment, net	16,773	17,702
Goodwill	25,169	25,169
Other assets, net	1,112	1,192

Total assets	$70,410	$74,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$10,688	$14,050
Line of credit	5,036	6,168
Term loan	5,000	5,000
Accrued expenses and other	5,003	5,708
Total current liabilities	25,727	30,926

Noncurrent Liabilities:
Other non-current liabilities	940	993
Total noncurrent liabilities	940	993

Total shareholders' equity	43,743	43,012

Total liabilities and shareholders' equity	$70,410	$74,931

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 31,
	(Unaudited)
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$691	$(793)
Adjustments to net income (loss):
Depreciation and amortization	1,155	1,285
Provision for bad debts	22	(46)
Amortization of deferred compensation-stock options	21	19
Amortization of deferred compensation-restricted stock	19	-
Changes in working capital:
Accounts receivable, gross	3,428	4,440
Inventory	(474)	144
Prepaid assets and other	(516)	(440)
Accounts payable, accrued expenses and other	(4,122)	(4,727)
Net cash provided by (used in) operating activities	224	(118)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(120)	(691)
Cash used in investing activities	(120)	(691)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	(1,132)	(140)
Cash used in financing activities	(1,132)	(140)

Net decrease in cash	(1,028)	(949)
Cash, beginning of period	1,079	1,014
Cash, end of period	$51	$65